Exhibit 10.1

TENDER OFFER SUPPORT AND SETTLEMENT AGREEMENT

This TENDER OFFER SUPPORT AND SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of October 27, 2026, by and among SkyAI Inc. (formerly known as Sharps Technology, Inc.), a Nevada corporation (the “Company”), on the one hand, and Bastion Trading Limited, a British Virgin Islands company (“Bastion”), together with Lucio Holding Limited, a Cayman Islands company, Bastion Holdings Limited, a Cayman Islands company, Wei Zhu, Ningxiang Zhang and Masahide Hoshi (collectively, the “Stockholders”), on the other hand.

RECITALS

WHEREAS, as of the date hereof, the Stockholders, collectively beneficially own (i) 4,649,745 shares (the “Shares”) of the issued and outstanding common stock of the Company, par value $0.0001 per share (“Common Stock”), (ii) 4,234,615 cash pre-funded warrants to purchase Common Stock (“Cash Pre-Funded Warrants”), (iii) 0 pre-funded warrants to purchase Common Stock (“Cryptocurrency Pre-Funded Warrants”), (iv) 5,384,615 cash stapled warrants to purchase Common Stock (“Cash Stapled Warrants”), and (v) 0 stapled warrants to purchase Common Stock (“Cryptocurrency Stapled Warrants”, and collectively with the Shares, Cash Pre-Funded Warrants, Cryptocurrency Pre-Funded Warrants, Cash Stapled Warrants, and Cryptocurrency Pre-Funded Warrants, the “Securities”);

WHEREAS, as of the date of this Agreement, the Company is currently conducting a tender offer of the Company’s securities as described in the Schedule to Tender Offer Statement (as may be amended, the “Schedule TO”) initially filed by the Company with the SEC on October 16, 2026, as amended (the “Tender Offer”);

WHEREAS, the Parties have negotiated to enter into this Agreement to provide for the disposition of the Stockholders’ Securities in the Tender Offer, in addition to the other terms and conditions contained herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Tender Offer

(a) On or before October 29, 2026, the Company shall file an amendment to the Schedule TO to amend the terms of the Tender Offer to (i) increase the maximum number of Cash Pre-Funded Warrants that may be tendered in the Tender Offer to equal 100% of the Cash Pre-Funded Warrants issued and outstanding, at the price and on the terms as otherwise described in the Schedule TO, (ii) increase the maximum number of Cryptocurrency Pre-Funded Warrants that may be tendered in the Tender Offer to equal 100% of the Cryptocurrency Pre-Funded Warrants issued and outstanding, at the price and on the terms as otherwise described in the Schedule TO, (iii) add Cash Stapled Warrants as securities that may be tendered in the Tender Offer, with the amount that may be tendered in the Tender Offer equal to 100% of the Cash Stapled Warrants issued and outstanding, with no minimum number required to be tendered as a condition to the Tender Offer, and with the Cash Stapled Warrants to be offered in the Tender Offer at a price of $0.17 per stapled warrant, (iv) add Cryptocurrency Stapled Warrants as securities that may be tendered in the Tender Offer, with the amount that may be tendered in the Tender Offer equal to 100% of the Cryptocurrency Stapled Warrants issued and outstanding, with no minimum number required to be tendered as a condition to the Tender Offer, and with the Cryptocurrency Stapled Warrants to be offered in the Tender Offer at a price of $0.17 per stapled warrant, and (v) extend the Tender Offer Period (as defined below) until at least November 12, 2026. The obligations of the Company to accept for payment, and pay for, any securities tendered pursuant to the Tender Offer shall be subject to the satisfaction or waiver of the conditions as set forth in the Schedule TO (the “Closing Conditions”). For the avoidance of doubt, the change in terms to the Tender Offer proposed in Section 1(a)(i)-(v) herein will be made available to all of the security holders of the Company.

(b) (i) Within three (3) Business Days following the amendment to the Schedule TO as provided in Section 1(a)(i) and 1(a)(ii) herein, and in no event later than the expiration of the Tender Offer period as so described in the Schedule TO (the “Tender Offer Period”), the Stockholders shall tender or cause to be tendered all of the Shares, Cash Pre-Funded Warrants and Cryptocurrency Pre-Funded Warrants that they beneficially own pursuant to the terms of the Tender Offer as of the date of this Agreement, and the Stockholders agree not to withdraw any such tendered Shares, Cash Pre-Funded Warrants and Cryptocurrency Pre-Funded Warrants, and (ii) within three (3) Business Days following the amendment to the Schedule TO as provided in Section 1(a)(iii) and 1(a)(iv) herein, and in no event later than the expiration of the Tender Offer Period, the Stockholders shall tender or cause to be tendered all of the Cash Stapled Warrants, Cryptocurrency Stapled Warrants, and any other securities of the Company that may be tendered in the Tender Offer that they hold beneficially in the Tender Offer, and the Stockholders agree not to withdraw any such tendered Cash Stapled Warrants, Cryptocurrency Stapled Warrants, and any other securities of the Company so tendered.

(c) On or before October 28, 2026, subject to applicable law, the Company shall file an amendment to the Schedule TO to amend the terms of the Tender Offer to delete any provisions in the Schedule TO related to a 30% withholding on payments for Non-U.S. Holders (as defined in the Schedule TO) (“Withholding”), and, subject to applicable law, the Company will not make any such Withholding. For the avoidance of a doubt, in the event that following the advice from a third party advisor, the Withholding is determined to be required under applicable law such that the Company would be required to make such Withholding, (i) the Company shall file an amendment to the Schedule TO as may be needed to disclose the Withholding requirement, including any extension to the Tender Offer Period as may be required in connection with such amendment, and (ii) notwithstanding any other provision in this Agreement to the contrary, the Stockholders may withdraw their tendered Securities at their discretion.

(d) Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Company may waive any of the conditions of the Tender Offer as set forth in the Schedule TO, including but not limited to, any conditions requiring a minimum number of each respective class of security to be tendered in the Tender Offer being tendered.

2. Standstill. Except as otherwise provided in this Agreement, without the prior written consent of the Board of Directors of the Company (the “Board”), until three (3) years after the execution of this Agreement (the “Standstill Period”), the Stockholders shall not, and shall instruct its or their controlling and controlled (and under common control) Affiliates and Associates, and its and their Representatives acting on their behalf (collectively with the Stockholders, the “Restricted Parties”) not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a) (i) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of securities of the Company generally on a pro rata basis), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities (including, but not limited to, warrants or options); (ii) knowingly sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Stockholders in a manner meant to “short” the Company’s securities, or meant to take advantage from the fall in price of the Company’s trading securities; or (iii) other than in open market sale transactions where the identity of the purchaser is not known, knowingly sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Stockholders to any Third Party that would result in such Third Party having any beneficial ownership interest of 5.0% or more of the then-outstanding shares of Common Stock (except for Schedule 13G filers that are mutual funds, pension funds or index funds with no known history of activism);

(b) (i) nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, knowingly encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, knowingly encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting: (v) knowingly encourage or participate in any request to call a special meeting of the stockholders of the Company; or (vi) initiate, knowingly encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting; provided, however, that, nothing in this Section 2(b) will be interpreted to restrict the Stockholders’ ability to (A) privately recommend candidates for the Board or (B) vote their shares on any proposal duly brought before the Company’s stockholders as each Stockholder determines in his sole discretion (subject to Section 7(d) herein);

(c) form, join or in any way participate in any group with respect to any securities of the Company in connection with any election or removal contest with respect to the Company’s directors (other than any such group that is solely among the Stockholders or one or more of their Affiliates to the extent that any such new Affiliate signs a joinder to this Agreement agreeing in writing to be bound by the terms and conditions of this Agreement as it they were a party thereto);

(d) deposit any securities of the Company in any voting trust or subject any Company securities to any arrangement or agreement with respect to the voting thereof, other than (i) any such voting trust, arrangement or agreement solely among the Stockholders and one or more of their Affiliates, and (ii) depositing securities in customary brokerage accounts, margin accounts, prime brokerage accounts or similar accounts;

(e) seek publicly, alone or in concert with others, to amend any provision of the Company’s articles of incorporation or bylaws, or make any public statement or proposal about the number or terms of directors of the Board, filling Board vacancies, the Company’s capital structure or distribution policy, any other material change in the management, business or structure of the Company, or any change to the articles of incorporation or bylaws of the Company;

(f) seek to control management or the Board of the Company, including by seeking Board representation;

(g) demand an inspection of the Company’s books and records, or make a request of the list of the stockholders of the Company;

(h) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) acquisition of any securities, or any material assets or businesses, of the Company or any of its subsidiaries; (ii) tender offer or exchange offer (except as specifically contemplated by this Agreement), merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(i) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(j) communicate with other securityholders, employees, customers or suppliers of the Company in a way intended to interfere with the business of the Company;

(k) take any action challenging the validity or enforceability of this Section 2 or this Agreement, publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement, or make any filing or disclosure of a plan inconsistent with the terms of this Agreement.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2) will prohibit or restrict any of the Restricted Parties from (i) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought, (ii) communicating privately with the Company’s directors, officers or legal counsel so long as such private communications would not reasonably be expected to trigger public disclosure obligations for any party, or (iii) tendering the Securities in the Tender Offer on the same basis as the other stockholders of the Company, or (iv) publicly or privately communicating with any third parties respect to the Stockholders’ intent to participate in the Tender Offer.

3. Mutual Non-Disparagement. During the Standstill Period, no Restricted Party shall, and the Stockholders shall instruct its Representatives acting on its behalf not to, make any statements to any third party or publicly that disparage or publicly criticize any other party or its subsidiaries, its or its subsidiaries’ business or any of its or its subsidiaries’ Representatives, including current or former directors, officers, employees or affiliates acting in their capacity as such, including but not limited to (x) with respect to the Company, Paul Danner, Alice Zhang, Arthur Levine, Soren Bo Christiansen, Timothy J. Ruemler, Jason L. Monroe, James Zhang, SOL Markets and Sol Edge Limited and (y) with respect to the Stockholders, Wei Zhu, Ningxiang Zhang, Masahide Hoshi and Christian Thompson. The restrictions in this Section 3 shall not (i) apply (A) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required; (B) to any disclosure required by applicable law, rules or regulations; (C) to any private communications among the Stockholders, the Restricted Persons and their respective Representatives (in their respective capacities as such); or (D) to any private communications among the Company and its Affiliates, Associates, and their respective Representatives (in their respective capacities as such); or (ii) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 2F promulgated thereunder. The limitations set forth in this Section 3 shall not prevent either Party from responding to any public statement made by the Other Party of the nature described in this Section 3 if such statement by the other Party was made in breach of this Agreement.

4. Litigation.

(a) During the Standstill Period, the Stockholders covenant and agree that they shall not, and shall cause the Restricted Parties not to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) against the Company or any of its Affiliates, Associates or Representatives, except for (i) any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement or (ii) counterclaims with respect to any Legal Proceeding initiated by or on behalf of one Party or its Affiliates against the Other Party or its Affiliates; provided, however, that the foregoing shall not prevent the Restricted Parties from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Restricted Parties; provided, further, that in the event that any of the Restricted Parties receives such Legal Requirement, the Stockholders shall give prompt written notice of such Legal Requirement to the Company to the extent legally permissible.

(b) During the Standstill Period, the Company covenants and agrees that it shall not, and shall not permit any of its controlling or controlled (or under common control) Affiliates and Associates and their Representatives acting on its or their behalf to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any Legal Proceedings against the Stockholders or any of their respective Affiliates, Associates or Representatives, except for (i) any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement, (ii) counterclaims with respect to any Legal Proceeding initiated by or on behalf of one Party or its Affiliates against the Other Party or its Affiliates or (iii) any claims under Section 16 of the Exchange Act; provided, however, that the foregoing shall not prevent the Company or any of its Affiliates, Associates or Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Company or any of its Affiliates, Associates or Representatives; provided, further, that in the event the Company or any of respective Representatives receives such Legal Requirement, the Company shall give prompt written notice of such Legal Requirement to the Stockholders to the extent legally permissible.

5. Mutual Releases.

(a) After the receipt by the Stockholders of the payment by the Company for the Stockholders’ Securities tendered in the Tender Offer, each of the Stockholders, on behalf of themselves and the other Restricted Parties, and its and their respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, parents, subsidiaries, principals, directors, officers, insurers, Associates and Affiliates (the “Stockholder Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any Legal Proceeding against, the Company or its successors, predecessors, assigns, parents, subsidiaries, principals, directors, officers, employees, insurers, attorneys, Associates and Affiliates (the “Company Releases”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, that all or any of the Stockholder Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, from the beginning of time to the date of this Agreement; provided, however, that the foregoing release shall not release any rights or duties under this Agreement or any claims or causes of action that the Stockholder Releasors may have for the breach or enforcement of any provision of this Agreement.

(b) After the receipt by the Stockholders of the payment by the Company for the Stockholders’ Securities tendered in the Tender Offer, the Company, on behalf of itself and its Affiliates, Associates and Representatives, and its and their successors, predecessors, assigns, parents, subsidiaries, principals, directors, officers, insurers, Associates and Affiliates (the “Company Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any Legal Proceeding against, any of the Stockholders or their respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, parents, subsidiaries, principals, directors, officers, employees, insurers, attorneys, Associates and Affiliates (the “Stockholder Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, that all or any of the Company Releasors have, had or may have against the Stockholder Releasees, or any of them, of any kind, nature or type whatsoever, from the beginning of time to the date of this Agreement; provided, however, that the foregoing release shall not release (i) any rights or duties under this Agreement or any claims or causes of action that the Company Releasors may have for the breach or enforcement of any provision of this Agreement or (ii) any claim under Section 16 of the Exchange Act.

(c) Each party hereto represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any other party.

(d) Each party hereto waives any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) that may have the effect of limiting the releases in this Section 5. Without limiting the generality of the foregoing, each party hereto acknowledges that there is a risk that the damages and costs that it believes it has suffered or will suffer may turn out to be other than or greater than those now known, suspected or believed to be true. Facts on which each party hereto has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. Each party hereto acknowledges that in entering into this Agreement, it has expressed that it agrees to accept the risk of any such possible unknown damages, claims, facts, demands, actions and causes of action. Each party hereto acknowledges and agrees that the releases and covenants provided for in this Section 5 are binding, unconditional and final as of the date hereof.

6. Press Release and SEC Filings.

(a) Promptly following the execution of this Agreement and no later than the date hereof, the Company shall issue a press release announcing the entry into this Agreement, and the material terms hereof and the updated terms and conditions of the Tender Offer in the form attached hereto as Exhibit A (the “Company Press Release”). Immediately following the issuance of the Company Press Release and no later than the date hereof, the Stockholders shall issue a press release announcing the entry into this Agreement and the material terms hereof by means of a mutually agreed upon press release in the form attached hereto as Exhibit B (the “Stockholder Press Release”). Prior to the issuance of either the Company Press Release or the Stockholder Press Release, neither the Company nor the Stockholders shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the Other Party. No party hereto or any of its Representatives shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with either the Company Press Release or Stockholder Press Release, except as required by law or applicable stock exchange listing rules or with the prior written consent of the Other Party and otherwise in accordance with this Agreement (for the avoidance of a doubt, the Company will be permitted to file public announcements for updates to the Tender Offer as may be required, including but not limited to, any extension of the Tender Offer Period, or in order to respond to comments provided by the SEC).

(b) No later than two Business Days following the date of this Agreement, the Stockholders shall file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the Mutual Press Release and the terms of this Agreement. The Stockholders shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(c) No later than four Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement and the Mutual Press Release as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the Mutual Press Release and the terms of this Agreement. The Company shall provide the Stockholders and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Stockholders.

(d) As promptly as possible following the date of execution of this Agreement and in any event within the time periods set forth in Section 1(a), the Company shall file an amendment to the Schedule TO as may be required to (i) disclose the terms of this Agreement, and (ii) update the terms of the Tender Offer as so described in Section 1(a) herein.

7. Other Covenants.

(a) In no event shall the Company, without the prior written consent of the Stockholders, (i) reduce the number of securities subject to the Tender Offer; (ii) reduce the price per share of any of the classes of securities offered in the Tender Offer or change the form of consideration payable pursuant to the Tender Offer; or (iii) amend or supplement any term of the Tender Offer in a manner adverse to the Company’s stockholders other than a change required by law, the SEC, or the national securities exchange on which any of the Company’s securities are listed; provided, however, if this Agreement is terminated by the Company due to a material breach of the Stockholders, the Company will not require the written consent of the Stockholders for any such amendments to the terms of the Tender Offer as noted in this Section 7(a).

(b) From the execution of this Agreement until the earlier of (i) the expiration of the Tender Offer Period and (ii) the termination of this Agreement, the Stockholders shall not sell, transfer, pledge or hedge any Securities beneficially owned by the Stockholders, other than by tendering them in the Tender Offer.

(c) In the event that the Tender Offer is oversubscribed and the Stockholders have any Securities returned in accordance with the terms of proration as so described in the Schedule TO, the Stockholders shall not during the Standstill Period (i) make any “block sale” of 100,000 or more shares of Common Stock or other securities of the Company (in one trade or a series of coordinated trades) (“Block Trade”) within ten (10) days after the expiration of the Tender Offer Period; or (ii) make a Block Trade after ten (10) days after the expiration of the Tender Offer without first offering such shares of Common Stock or other securities to the Company on the same terms as the Tender Offer, for which the Company will have five (5) days to provide notice of acceptance.

(d) During the Standstill Period, the Stockholders agree that it or they will cause all of the Common Stock that such Stockholder or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct be voted), if any, as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders of the Company or at any adjournment or postponement thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the shareholders of the Company in lieu of a meeting in accordance with recommendations by the Board on all proposals or business that may be the subject of shareholder action; provided, however, that the Stockholders and their Affiliates shall be permitted to vote in their sole discretion on any proposal regarding a change in control of the Company.

8. Affiliates and Associates. Each party hereto shall cause their controlling and controlled (and under common control) Affiliates and Associates to, and instruct their Representatives acting on their behalf to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Representatives, Affiliate or Associate. A breach of this Agreement by a Representatives, Affiliate or Associate of a party, if such Representatives, Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Representatives, Affiliate or Associate engages in conduct that would constitute a breach of the provisions applicable to such party under this Agreement.

9. Representations and Warranties.

(a) Each Stockholder severally and not jointly represents and warrants as to himself that he is sui juris and of full capacity. Each Stockholder severally and not jointly represents and warrants as to himself that he has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by such Stockholder, constitutes a valid and binding obligation and agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms. The Stockholders severally and jointly represent and warrant that, as of the date of this Agreement, they own the Securities as described herein, they own such Securities free and clear of any liens and may tender such Securities in the Tender Offer, and they own no other securities of the Company (including, but not limited to, any derivatives, synthetic or short interests) except the Securities as described herein, and the Stockholders severally and jointly represent and warrant that they will be tendering all Securities they beneficially own subject to the terms and conditions as so described herein. The Stockholders severally and jointly represent and warrant that, except as set forth on that certain Schedule 13D with the SEC on September 3, 2026, they have not formed and are not members of any group with any other person and are not acting in concert with any other person. The Stockholders severally and jointly represent and warrant that as of the date hereof they have no arrangement and are not party to any arrangement with any person concerning any proposal, solicitation or other matter for which would be restricted under Section 2 herein.

(b) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, is enforceable against the Company in accordance with its terms and does not require the approval of the Company’s stockholders. The Company has, and will have at the closing of the Tender Offer, sufficient cash and salable assets, available lines of credit, or other sources of immediately available funds to enable it to pay the aggregate amounts contemplated by the Tender Offer and to perform its obligations under this Agreement.

(c) The Stockholders acknowledge and agree that all the representations, warranties, covenants, and agreements made by the Stockholders in this Agreement are made by the Stockholders jointly and severally other than for such representations, warranties, covenants, and agreements as specifically noted herein.

10. Termination.

(A) This Agreement shall automatically terminate and be of no further effect, if any of the following shall occur:

(i)	the Company terminates or withdraws the Tender Offer;

(ii)	the Company does not accept for payment any of the Securities tendered (excluding any Securities subject to proration in accordance with the terms of the Tender Offer) promptly after the expiration of the Tender Offer Period;

(iii)	the Company breaches the terms of Section 7(a) herein;

(iv)	following the advice from a third party advisor, the Withholding as described in Section 1(c) herein is determined to be required under applicable law such that the Company would be required to make such Withholding (for the avoidance of a doubt, any withholdings on payments by brokers of the Securities of the Stockholders would not, by itself, trigger this Section 10(A)(iv)) ; or

(v)	the Company has not amended the Schedule TO within the time as provided for in Section 1(a) or Section 1(c) herein.

In the event of any such termination as provided for in this Section 10(A), (i) any tendered Securities shall be returned to the Stockholders as provided for under the terms of the Tender Offer; and (ii) the covenants under Sections 2, 3, 4, 5 and 7 shall be null and void and of no further effect.

(B) Except as provided for in Section 10(A) herein, this Agreement shall terminate on the date of expiration of the Standstill Period (such date, the “Termination Date”); provided, however, that (i) the Company may terminate their respective obligations in the case of a material breach by any of the Stockholders which is not cured within thirty (30) days of receipt of written notice by such Stockholder, and (ii) any Stockholder may terminate their respective obligations in the case of a material breach by the Company which is not cured within thirty (30) days of receipt of written notice by the Company (for the avoidance of a doubt, a termination by any party for a breach of Section 3 herein requires an affirmative finding by a court of law).

Notwithstanding anything in Section 10(A) or Section 10(B) above, (i) no termination shall relieve any party hereto from liability for any breach of this Agreement prior to such termination, and (ii) Sections 8, 9, 10, 11, 12, 13, 14, 15 and 16 herein shall survive any termination of this Agreement as provided for in this Section 11.

11. Expenses.

(a) Within five Business Days following the earlier of (x) the termination of this Agreement pursuant to Section 10(A) and (y) the payment by the Company to the Stockholders for Securities tendered in the Tender Offer (excluding any Securities subject to proration in accordance with the terms of the Tender Offer) and upon the receipt of reasonable documentation, the Company shall reimburse the Stockholders for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with their involvement at the Company through the date of this Agreement, including, but not limited to, its Schedule 13D filings, the negotiation and execution of this Agreement and matters related thereto; provided, however, that such reimbursement shall not exceed $300,000 in the aggregate, provided, further, however, the Company shall not be obligated to pay such expenses upon a material breach of this Agreement by the Stockholders.

(b) Other than the expense reimbursement as provided for in Section 11(a) herein, each party to this Agreement shall be responsible for any expenses incurred by them in connection with this Agreement, the Tender Offer and the tender of securities in the Tender Offer, including, but not limited to, legal and other advisory costs, solicitation costs, mailing costs, costs related to press releases, filings and publications, transfer agent or broker fees, litigation costs, and travel costs.

12. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by email or facsimile to the respective email address or number below, with electronic confirmation of sending; (c) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with copies (which shall not constitute notice) to:

SkyAI Inc.	Ellenoff Grossman & Schole LLP
105 Maxess Road, Suite 124	1345 Avenue of the Americas
Melville, NY 11747	New York, NY 10105
Attention:	Attention: Jonathan Deblinger
Email:	Email: jdeblinger@egsllp.com
Facsimile:	Facsimile: (212) 370-7889

If to Bastion Trading Limited:	with copies (which shall not constitute notice) to:

Unit 7a, R&F De Castro Building, 200 Waterfront Drive	Olshan Frome Wolosky LLP
Road Town, Tortola, D8, VG1110	1325 Avenue of the Americas
Attention:	New York, NY 10019
Email:	Attention: Andrew Freedman, Rebecca Van Derlaske
Email: AFreedman@olshanlaw.com,
RVanDerlaske@olshanlaw.com

13. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles. The parties hereto agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in any state or federal court located in the Borough of Manhattan in the State of New York. Each party hereto waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party hereto consents to accept service of process in any such Legal Proceeding by service of a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

14. Specific Performance. Each of the Stockholders, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party would occur in the event that any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached, and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Stockholders, on the one hand, and the Company, on the other hand (as applicable, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party shall not take action in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The party hereto against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. This Section 14 shall not be the exclusive remedy for any violation of this Agreement, and each party hereto reserves the right to seek any other remedy or relief as may be available at law or in equity.

15. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; provided, however, that the term “Affiliate” shall not include any portfolio company of any Stockholder (unless such portfolio company is acting at the direction of any member of such Stockholder to engage in conduct that is prohibited by this Agreement); provided further, that the term “Associate” excludes any person not controlling, controlled by or under common control with the related person; (b) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (c) the terms “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; and the term “day” means a calendar day; (f) the term “Other Party” means (i) with respect to the Company, each of the Stockholders, and (ii) with respect to each of the Stockholders, the Company; (e) the term “Representatives” means a party’s directors, officers, employees, partners, members, managers, consultants, advisors, agents and other representatives to the extent acting at the direction or on behalf of the applicable Party; (f) the term “SEC” means the U.S. Securities and Exchange Commission; (g) the term “short interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (h) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; and (i) the term “Third Party” refers to any person that is not a party hereto, a member of the Board, a director or officer of the Company, or legal counsel to any party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto”, “herein”, and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; and (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated.

16. Miscellaneous.

(a) Other than with respect to that certain Mutual Non-Disclosure Agreement dated October 25, 2026, by and between the Company and Bastion (“NDA”), this Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. For the avoidance of doubt, the terms of the NDA shall survive the entry into this Agreement.

(b) This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party hereto without the consent of the other parties. Any purported assignment without such consent is void. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party hereto.

(d) Neither the failure nor any delay by a party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties hereto that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties hereto agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

SkyAI Inc.

By:	/s/ Paul K. Danner
Name:	Paul K. Danner
Title:	Chief Executive Officer

[Signature Page to Settlement Agreement]

THE STOCKHOLDERS:

Bastion Trading Limited

By:	/s/ Wei Zhu
Name:	Wei Zhu
Title:	Director

Lucio Holding Limited

By:	/s/ Wei Zhu
Name:	Wei Zhu
Title:	Director

Bastion Holdings Limited

By:	/s/ Wei Zhu
Name:	Wei Zhu
Title:	Director

/s/ Wei Zhu
Wei Zhu

/s/ Ningxiang Zhang
Ningxiang Zhang

/s/ Masahide Hoshi
Masahide Hoshi

Exhibit A

Company Press Release